Exhibit 16.2


                              Kostin, Ruffkess & Company, LLC



                                                                October 20, 2003


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE:      Ridgefiled Acquisiton Corp.
         File No. 0-16335

Ladies and Gentlemen:

We have been engaged as of October 16, 2003, as the independent accountants of Ridgefiled Acquisition Corp. (the "Company",), effective with the quarter ended September 30, 2003.

We have been furnished with a copy of the 8-K, dated October 20, 2003. We have read and agree with the statements made therein concerning our retention and our prior relationship with the Company.


                                            Very truly yours,

                                            /s/ Kostin, Ruffkess & Company, LLC

                                            Kostin, Ruffkess & Company, LLC